NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

ATTACHMENT A

Portfolio

Guardian Portfolio
Large Cap Value Portfolio
Mid Cap Growth Portfolio
Mid Cap Intrinsic Value Portfolio
Short Duration Bond Portfolio
Socially Responsive Portfolio
U.S. Equity Index PutWrite Strategy Portfolio

DATED: May 1, 2017